MPLX LP Reports Second-Quarter 2019 Financial Results

•	Reported second quarter net income of $482 million and adjusted EBITDA of $920 million, both up 6% year-over-year

•	Reported net cash provided by operating activities of $834 million, 1.36x adjusted distribution coverage[1], and 3.9x leverage

•	Closed acquisition of Andeavor Logistics on July 30

•	Announced plans to proceed with Whistler, a Permian natural gas pipeline

•	Signed definitive agreements for Wink-to-Webster, a Permian crude oil pipeline

•	Continued focus on portfolio optimization, which could include asset divestitures

FINDLAY, Ohio, August 1, 2019 - MPLX LP (NYSE: MPLX) today reported second quarter 2019 net income attributable to MPLX of $482 million compared with $453 million for the second quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $920 million compared with $867 million in the second quarter of 2018. Logistics and Storage (L&S) reported segment income from operations of $486 million and adjusted EBITDA of $569 million for the quarter, up $52 million and $43 million, respectively, versus the second quarter of last year. Gathering and Processing (G&P) reported segment income from operations of $173 million and adjusted EBITDA of $351 million for the quarter, down $1 million and up $10 million, respectively, on a year-over-year basis.

“MPLX successfully closed its acquisition of Andeavor Logistics on July 30th," said Gary R. Heminger, chairman and chief executive officer. "We plan to focus on three strategic initiatives. First, streamlining our capital expenditures focusing on the most attractive returns. Second, working with MPC on a portfolio optimization initiative, which could include asset divestitures. And third, using proceeds from any divestitures for general purposes, such as investments in high-return projects as well as debt reduction."

During the quarter, MPLX generated $834 million in net cash provided by operating activities and distributable cash flow of $741 million, which provided adjusted distribution coverage1 of 1.36x and resulted in 3.9x leverage. MPLX also announced its 26th consecutive distribution increase to $0.6675 per common unit, a $0.01 increase over the prior quarter and a 6.4 percent increase over the prior year second quarter.

(1) Adjusted distribution coverage does not include distributable cash flow from ANDX or distributions paid to converted ANDX unitholders post-close

Financial Highlights

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit and ratio data)	2019	2018	2019	2018
Net income attributable to MPLX	$482	$453	$985	$874
Adjusted EBITDA attributable to MPLX(a)	920	867	1,850	1,627
Net cash provided by operating activities	834	840	1,452	1,290
Distributable cash flow ("DCF")(a)	741	695	1,498	1,314
Distribution per common unit(b)	$0.6675	$0.6275	$1.3250	$1.2450
Distribution coverage ratio(c)	1.01x	1.36x	1.18x	1.33x
Adjusted distribution coverage ratio(c)(d)	1.36x	N/A	1.38x	N/A
Consolidated debt to adjusted EBITDA(e)	3.9x	3.7x	N/A	N/A

(a)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below.

(b)	Distributions declared by the board of directors of MPLX's general partner.

(c)
Non-GAAP measure. See calculation below. Includes distributions in respect of common units and preferred units issued in connection with the acquisition of ANDX on July 30, 2019 to MPLX DCF as reported above.

(d)
Non-GAAP measure. See calculation below. Excludes distributions in respect of common units and preferred units issued in connection with the acquisition of ANDX on July 30, 2019. Such units were issued prior to the record dates for the respective units.

(e)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results

(In millions)	Three Months Ended June 30		Six Months Ended June 30
Segment income from operations (unaudited)	2019	2018	2019	2018
Logistics and Storage	$486	$434	$966	$819
Gathering and Processing	173	174	371	346

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	569	526	1,128	963
Gathering and Processing	$351	$341	$722	$664

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the second quarter of 2019 increased by $52 million and $43 million, respectively, compared with the same period in 2018. The increase was primarily due to the continued solid performance of the underlying base business, partially offset by weather-related operational impacts in the Midwest during the quarter.

Total pipeline throughputs were 3.5 million barrels per day in the second quarter, an increase of 3 percent versus the same quarter last year. The average tariff rate was $0.71 per barrel for the quarter. Terminal throughput was 1.5 million barrels per day for the quarter, an increase of 2 percent versus the same quarter last year.

MPLX advanced its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. During the quarter, the company announced a final investment decision on Whistler, a planned natural gas pipeline, and signed definitive agreements for its participation in Wink-to-Webster, a proposed crude oil pipeline, both in the Permian.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA decreased by $1 million and increased by $10 million, respectively, for the second quarter of 2019 compared with the same period in 2018. Year-over-year results were impacted by $30 million due to lower weighted average NGL prices. Additionally, second quarter results were sequentially impacted by approximately $18 million for planned maintenance at the Javelina facility and $5 million associated with roughly one week of precautionary downtime on a Marcellus NGL pipeline.

•	Gathered volumes: 4.9 billion cubic feet per day in the second quarter of 2019, a 15 percent increase versus the second quarter of 2018

•	Processed volumes: 7.8 billion cubic feet per day in the second quarter of 2019, a 15 percent increase versus the second quarter of 2018

•	Fractionated volumes: 495 thousand barrels per day in the second quarter of 2019, a 13 percent increase versus the second quarter of 2018

In the Marcellus and Utica, the company continued to experience significant year-over-year growth. Gathered volumes averaged 3.3 billion cubic feet per day (bcf/d) for the quarter, a 19 percent increase versus the second quarter of 2018. Processed volumes averaged 6.0 bcf/d, a 17 percent increase versus the same quarter last year. Fractionated volumes averaged 480 thousand barrels per day, an 18 percent increase versus the second quarter of 2018. The increase was primarily the result of higher volumes at the recently expanded Hopedale Complex.

In the Southwest, gathered volumes averaged 1.6 bcf/d for the second quarter, an 8 percent increase versus the second quarter of 2018. Processed volumes averaged 1.6 bcf/d for the quarter, an 11 percent increase versus the second quarter of 2018.

To support additional growth, MPLX expects to complete two additional processing plants at Sherwood in late 2019, adding 400 million cubic feet per day of incremental capacity. Additionally, MPLX has three plants under various stages of development in the Permian.

Financial Position and Liquidity

As of June 30, 2019, MPLX had $7 million in cash, $1.6 billion available through its bank revolving credit facility expiring in July 2022, and $956 million available through its credit facility with MPC. The company's leverage ratio was 3.9x at June 30, 2019.

In connection with the July 30 closing of the Andeavor Logistics acquisition, MPLX amended and restated its existing $2.25 billion revolving credit facility to increase borrowing capacity to up to $3.5 billion and extend the term to July 30, 2024.  ANDX’s revolving credit facilities totaling $2.1 billion in borrowing capacity were terminated upon the closing and repaid with borrowings under the MPLX revolving credit facility.  Additionally, MPLX upsized its existing $1.0 billion intercompany loan agreement with MPC to $1.5 billion. MPLX believes that the combined company's available liquidity, its distribution coverage, and its access to the capital markets will provide it with sufficient liquidity to meet its day-to-day operational needs and continue investing in organic growth opportunities. MPLX remains committed to maintaining an investment-grade credit profile and a strategy of self-funding the equity portion of its organic growth capital needs.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at http://www.mplx.com and clicking on the "2019 Second-Quarter Financial Results" link in the "News & Headlines" section. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Jim Mallamaci, Manager, Investor Relations
Evan Barbosa, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Khiery, Manager, Communications (419) 421-3312

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s acquisition of Andeavor Logistics LP and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of the combined entity. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: the risk that anticipated opportunities and any other synergies from or anticipated benefits of the Andeavor Logistics acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of Marathon Petroleum Corporation’s (MPC) portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks as set forth above related to the acquisition of Andeavor Logistics LP by MPLX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per unit data)	2019	2018	2019	2018
Revenues and other income:
Operating revenue	$732	$751	$1,500	$1,463
Operating revenue - related parties	792	752	1,574	1,372
Income (loss) from equity method investments	73	50	143	111
Other income	32	25	58	52
Total revenues and other income	1,629	1,578	3,275	2,998
Costs and expenses:
Operating expenses	427	470	868	892
Operating expenses - related parties	241	223	456	401
Depreciation and amortization	214	188	425	364
General and administrative expenses	69	72	151	141
Other taxes	19	17	38	35
Total costs and expenses	970	970	1,938	1,833
Income from operations	659	608	1,337	1,165
Interest and other financial costs	170	151	341	281
Income before income taxes	489	457	996	884
(Benefit) provision for income taxes	1	1	(1)	5
Net income	488	456	997	879
Less: Net income (loss) attributable to noncontrolling interests	6	3	12	5
Net income attributable to MPLX LP	482	453	985	874
Less: Preferred unit distributions	21	20	41	36
Limited partners’ interest in net income attributable to MPLX LP	$461	$433	$944	$838

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.56	$0.55	$1.16	$1.15
Common - diluted	$0.55	$0.55	$1.16	$1.15
Weighted average limited partner units outstanding:
Common units – basic	794	794	794	728
Common units – diluted	795	794	795	728

Select Financial Statistics (unaudited)	Three Months Ended June 30		Six Months Ended June 30
(In millions, except ratio data)	2019	2018	2019	2018
Distribution declared
Common units (LP) - public(a)	$261	$181	$452	$360
Common units - MPC(a)(b)	431	316	763	604
Total GP and LP distribution declared	692	497	1,215	964
Less: Distributions attributable to common units issued in connection with MPLX's acquisition of ANDX(a)	163	—	163	—
Adjusted GP and LP distribution declared	529	497	1,052	964

Series A preferred units distribution declared(c)	21	20	41	36
Series B preferred units distribution declared(d)	21	—	21	—

Total distribution declared	734	517	1,277	1,000
Adjusted total distribution declared(e)	$550	$517	$1,093	$1,000

Distribution coverage ratio(f)	1.01x	1.36x	1.18x	1.33x
Adjusted distribution coverage ratio(g)	1.36x	N/A	1.38x	N/A

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$834	$840	$1,452	$1,290
Investing activities	(600)	(464)	(1,175)	(954)
Financing activities	(320)	(373)	(346)	(336)

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(h)	920	867	1,850	1,627
DCF attributable to GP and LP unitholders(h)	699	675	1,436	1,278
Adjusted DCF attributable to GP and LP unitholders(h)	$720	$675	$1,457	$1,278

(a)
The distribution on common units for both the three and six months ended June 30, 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019. Had the transaction been completed subsequent to our distribution record date, distributions would have been $163 million lower for the three and six months ended June 30, 2019.

(b)
Distributions to MPC exclude $12.5 million in distributions waived by MPC in connection with MPLX’s merger with ANDX for the three and six months ended June 30, 2019. The waiver was instituted in 2017 under the terms of ANDX's historical partnership agreement and will remain in effect through 2019, the original term of the waiver agreement. In addition, MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1, 2018 dropdown.

(c)
Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(d)
As a result of the ANDX Merger, 600,000 ANDX preferred units were converted into 600,000 preferred units of MPLX (the “Series B preferred units”). Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15. Accordingly a cash distribution payment totaling $21 million will be paid to Series B unitholders on August 15, 2019.

(e)	Adjusted GP and LP distribution declared plus Series A preferred units distribution declared.

(f)
DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared. Includes distributions in respect of common units and preferred units issued in connection with the acquisition of ANDX on July 30, 2019 to MPLX DCF as reported above.

(g)
Adjusted DCF attributable to GP and LP unitholders divided by total adjusted GP and LP distribution declared. Excludes distributions in respect of common units and preferred units issued in connection with the acquisition of ANDX on July 30, 2019. Such units were issued prior to the record dates for the respective units.

(h)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30, 2019	December 31, 2018
Cash and cash equivalents	$7	$68
Total assets	23,746	22,779
Total debt(a)	14,080	13,393
Redeemable preferred units	1,005	1,004
Total equity	$6,869	$6,864
Consolidated total debt to adjusted EBITDA(b)	3.9x	3.9x

Partnership units outstanding:
MPC-held common units	505	505
Public common units	290	289

(a)	Outstanding intercompany borrowings were $44 million as of June 30, 2019 and zero December 31, 2018.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $437 million and $463 million of unamortized discount and debt issuance costs as of June 30, 2019 and December 31, 2018, respectively.

Operating Statistics (unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2019	2018	% Change	2019	2018	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	2,263	2,229	2%	2,216	2,119	5%
Product pipelines	1,226	1,164	5%	1,234	1,110	11%
Total pipelines	3,489	3,393	3%	3,450	3,229	7%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.63	$0.58	9%	$0.62	$0.57	9%
Product pipelines	0.84	0.76	11%	0.82	0.76	8%
Total pipelines	$0.71	$0.64	11%	0.69	0.64	8%

Terminal throughput (mbpd)	1,509	1,485	2%	1,470	1,465	—%

Barges at period-end	261	256	2%	261	256	2%
Towboats at period-end	23	20	15%	23	20	15%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30			Six Months Ended June 30
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,266	1,147	10%	1,274	1,135	12%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,617	1,492	8%	1,600	1,484	8%
Total gathering throughput	2,883	2,639	9%	2,874	2,619	10%

Natural gas processed (mmcf/d)
Marcellus Operations	4,216	3,716	13%	4,185	3,656	14%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,558	1,401	11%	1,578	1,364	16%
Southern Appalachian Operations	243	254	(4)%	239	253	(6)%
Total natural gas processed	6,017	5,371	12%	6,002	5,273	14%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	440	362	22%	430	357	20%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	3	19	(84)%	10	17	(41)%
Southern Appalachian Operations	12	13	(8)%	12	13	(8)%
Total C2 + NGLs fractionated	455	394	15%	452	387	17%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30			Six Months Ended June 30
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,266	1,147	10%	1,274	1,135	12%
Utica Operations	2,066	1,654	25%	2,087	1,612	29%
Southwest Operations	1,617	1,494	8%	1,600	1,486	8%
Total gathering throughput	4,949	4,295	15%	4,961	4,233	17%

Natural gas processed (mmcf/d)
Marcellus Operations	5,202	4,286	21%	5,175	4,201	23%
Utica Operations	823	876	(6)%	820	906	(9)%
Southwest Operations	1,558	1,401	11%	1,578	1,364	16%
Southern Appalachian Operations	243	254	(4)%	239	253	(6)%
Total natural gas processed	7,826	6,817	15%	7,812	6,724	16%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	440	362	22%	430	357	20%
Utica Operations	40	45	(11)%	43	45	(4)%
Southwest Operations	3	19	(84)%	10	17	(41)%
Southern Appalachian Operations	12	13	(8)%	12	13	(8)%
Total C2 + NGLs fractionated	495	439	13%	495	432	15%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for Partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
L&S segment adjusted EBITDA attributable to MPLX LP	$569	$526	$1,128	$963
G&P segment adjusted EBITDA attributable to MPLX LP	351	341	722	664
Adjusted EBITDA attributable to MPLX LP	920	867	1,850	1,627
Depreciation and amortization	(214)	(188)	(425)	(364)
Provision for income taxes	(1)	(1)	1	(5)
Amortization of deferred financing costs	(13)	(15)	(26)	(31)
Non-cash equity-based compensation	(3)	(5)	(9)	(9)
Net interest and other financial costs	(157)	(136)	(315)	(250)
Income from equity method investments	73	50	143	111
Distributions/adjustments related to equity method investments	(120)	(112)	(228)	(202)
Unrealized derivative losses(a)	—	(8)	(4)	(1)
Acquisition costs	(4)	—	(4)	(3)
Adjusted EBITDA attributable to noncontrolling interests	7	4	14	6
Net income	$488	$456	$997	$879

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
L&S Segment income from operations	$486	$434	$966	$819
Depreciation and amortization	70	61	140	109
Income from equity method investments	(47)	(36)	(88)	(80)
Distributions/adjustments related to equity method investments	55	64	101	107
Acquisition costs	4	—	4	3
Non-cash equity-based compensation	1	3	5	5
L&S segment adjusted EBITDA attributable to MPLX LP	$569	$526	$1,128	$963

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
G&P Segment income from operations	$173	$174	$371	$346
Depreciation and amortization	144	127	285	255
Income from equity method investments	(26)	(14)	(55)	(31)
Distributions/adjustments related to equity method investments	65	48	127	95
Unrealized derivative losses(a)	—	8	4	1
Non-cash equity-based compensation	2	2	4	4
Adjusted EBITDA attributable to noncontrolling interest	(7)	(4)	(14)	(6)
G&P Segment adjusted EBITDA attributable to MPLX LP	$351	$341	$722	$664

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
Net income	$488	$456	$997	$879
(Benefit)/provision for income taxes	1	1	(1)	5
Amortization of deferred financing costs	13	15	26	31
Net interest and other financial costs	157	136	315	250
Income from operations	659	608	1,337	1,165
Depreciation and amortization	214	188	425	364
Non-cash equity-based compensation	3	5	9	9
Income from equity method investments	(73)	(50)	(143)	(111)
Distributions/adjustments related to equity method investments	120	112	228	202
Unrealized derivative losses(a)	—	8	4	1
Acquisition costs	4	—	4	3
Adjusted EBITDA	927	871	1,864	1,633
Adjusted EBITDA attributable to noncontrolling interests	(7)	(4)	(14)	(6)
Adjusted EBITDA attributable to MPLX LP	920	867	1,850	1,627
Deferred revenue impacts	9	2	17	11
Net interest and other financial costs	(157)	(136)	(315)	(250)
Maintenance capital expenditures	(34)	(33)	(53)	(58)
Equity method investment capital expenditures paid out	(5)	(5)	(9)	(16)
Other	8	—	8	—
DCF attributable to MPLX LP	741	695	1,498	1,314
Preferred unit distributions	(42)	(20)	(62)	(36)
DCF attributable to GP and LP unitholders	699	675	1,436	1,278
Series B preferred unit distributions	21	—	21	—
Adjusted DCF attributable to GP and LP unitholders	$720	$675	$1,457	$1,278

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)
	Three Months Ended June 30
(In millions)	2019	2018
LTM Net income	$1,952	$1,337
LTM Net income to adjusted EBITDA adjustments	1,746	1,989
LTM Adjusted EBITDA attributable to MPLX LP	3,698	3,326
LTM Pro forma adjustments for acquisitions	2	19
LTM Pro forma adjusted EBITDA	3,700	3,345
Consolidated debt	$14,517	$12,469
Consolidated debt to adjusted EBITDA	3.9x	3.7x

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
Net cash provided by operating activities	$834	$840	$1,452	$1,290
Changes in working capital items	(79)	(145)	62	33
All other, net	—	17	4	14
Non-cash equity-based compensation	3	5	9	9
Net gain on disposal of assets	5	—	4	—
Current income taxes	1	—	1	—
Net interest and other financial costs	157	136	315	250
Asset retirement expenditures	1	4	1	5
Unrealized derivative losses(a)	—	8	4	1
Acquisition costs	4	—	4	3
Distributions/adjustments related to equity method investments	1	5	8	27
Other	—	1	—	1
Adjusted EBITDA	927	871	1,864	1,633
Adjusted EBITDA attributable to noncontrolling interests	(7)	(4)	(14)	(6)
Adjusted EBITDA attributable to MPLX LP	920	867	1,850	1,627
Deferred revenue impacts	9	2	17	11
Net interest and other financial costs	(157)	(136)	(315)	(250)
Maintenance capital expenditures	(34)	(33)	(53)	(58)
Equity method investment capital expenditures paid out	(5)	(5)	(9)	(16)
Other	8	—	8	—
DCF attributable to MPLX LP	741	695	1,498	1,314
Preferred unit distributions	(42)	(20)	(62)	(36)
DCF attributable to GP and LP unitholders	699	675	1,436	1,278
Series B preferred unit distributions	21	—	21	—
Adjusted DCF attributable to GP and LP unitholders	$720	$675	$1,457	$1,278

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Capital Expenditures (unaudited)
	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2019	2018	2019	2018
Capital Expenditures:
Maintenance	$34	$33	$53	$58
Growth	383	499	747	924
Total capital expenditures	417	532	800	982
Less: Decrease in capital accruals	(11)	121	(85)	115
Asset retirement expenditures	1	4	1	5
Additions to property, plant and equipment	427	407	884	862
Investments in unconsolidated affiliates	182	74	310	112
Acquisitions	(5)	—	(6)	—
Total capital expenditures and acquisitions	604	$481	$1,188	$974
Less: Maintenance capital expenditures	34	33	53	58
Acquisitions	(5)	—	(6)	—
Total growth capital expenditures(a)	$575	$448	$1,141	$916

(a)
Amount excludes contributions from noncontrolling interests of $94 million and $5 million for the six months ended June 30, 2019 and 2018, respectively, as reflected in the financing section of our statement of cash flows and zero and $4 million for the three months ended June 30, 2019 and 2018, respectively.